Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

On July 6, 2010, Clean Energy Fuels Corp, a Delaware corporation (the “Registrant” or the “Company”), announced that it had entered into an agreement to purchase the advanced natural gas fueling compressor and related equipment manufacturing and servicing business of I.M.W. Industries Ltd., a British Columbia corporation (“IMW”), pursuant to the terms of an asset purchase agreement (the “Purchase Agreement”). The acquisition contemplated by the Purchase Agreement closed on September 7, 2010.

The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of operations of the Registrant and IMW, giving effect to the acquisition of IMW using the purchase method of accounting.

The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results from operations. The finalization of the Company’s purchase accounting assessment will result in changes in the valuation of assets and liabilities acquired which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with applicable US GAAP accounting rules, but in no event later than one year following the closing of the acquisition. The purchase price allocation for the Company is preliminary in all respects. Certain historical balance sheet and income statement amounts of IMW have been reclassified to conform to the financial statement presentation of the Registrant.

The unaudited pro forma condensed combined balance sheet information as of June 30, 2010 gives effect to the acquisition of IMW as if it had occurred on June 30, 2010. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2010 and the year ended December 31, 2009 give effect to the acquisition as if the acquisition had occurred at the beginning of the respective periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, does not give effect to any cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of the Registrant that would have been reported had the acquisition occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Registrant at any future date or the consolidated results of operations of the Registrant for any future period.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and other information of the Registrant included in its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, respectively, and the financial statements of IMW included in Exhibits 99.1of this Form 8-K.

Clean Energy Fuels Corp. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2010

(In thousands)

	Historical		Pro Forma
	Clean Energy	IMW	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$55,701	$610	$(14,738)	(i(a))	$41,573
Restricted cash	2,500				2,500
Accounts receivable, net of allowance for doubtful accounts	19,067	13,458	(946)	(vi)	31,579
Other receivables	9,208	3,207	(356)	(vi)	12,059
Inventory, net	7,880	8,817	150	(vi)	16,847
Prepaid expenses and other current assets	8,712	1,505			10,217
Total current assets	103,068	27,597	(15,890)		114,775
Land, property and equipment, net	179,596	2,460	(456)	(vi)	181,600
Deferred development costs	—	129	(129)	(ii)	—
Capital lease receivables	1,175	—			1,175
Notes receivable and other long-term assets	11,287	145			11,432
Investments in other entities	11,075	—			11,075
Goodwill	21,572	—	44,773	(iii)	66,345
Intangible assets, net of accumulated amortization	32,905	—	81,400	(iv)	114,305
Total assets	$360,678	$30,331	$109,698		$500,707
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,420	$7,813	$12,125	(i(b))	$22,358
Accounts payable	12,998	10,178	(946)	(vi)	22,230
Accrued liabilities	16,625	5,310	2,228	(i(c))	24,178
			288	(i(a))
			(273)	(vi)
Deferred revenue	2,468	2,230	—		4,698
Total current liabilities	34,511	25,531	13,422		73,464
Long-term debt and capital lease obligations, less current portion	9,525	219	31,375	(i(b))	41,119
Preferred shares	—	423	(423)	(v)	—
Other long-term liabilities	38,068	2,136	(1,915)	(vi)	45,361
			7,072	(i(c))
Total liabilities	82,104	28,309	49,531		159,944

Total equity	278,574	2,022	(2,022)	(v)	340,763
			62,189	(i(a))
Total liabilities and equity	$360,678	$30,331	$109,698		$500,707

See accompanying notes to unaudited pro forma condensed combined financial statements.

Clean Energy Fuels Corp.

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheets

(In thousands, except share information)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulation of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information not misleading. The Company remeasured IMW’s balance sheet at June 30, 2010, utilizing the closing spot US dollar to Canadian dollar exchange rate on that day.

Note 2 — Pro Forma Adjustments

(i) Purchase Consideration

The estimated total purchase consideration of the acquisition is based on the estimated fair values of the following purchase considerations:

Upfront consideration (a)	$76,927
Anniversary payments (b)	43,500
Contingent consideration (c)	9,300
Acquisition holdback payment (d)	288
Total purchase consideration	$130,015

(a) payment at closing of $15.6 million in cash, inclusive of $0.2 million of non-recurring acquisition related costs and $0.6 million related to a working capital adjustment (which will be allocated to the appropriate working capital items), and the issuance of 4.0 million shares of the Registrant’s common stock totaling $62.2 million in common stock based on its closing stock price as of September 3, 2010; (b) the estimated fair value of the anniversary payments of $43.5 million, consisting of payments on each of January 31, 2011, 2012, 2013, 2014 of $12.5 million (each payment consisting of $5.0 million in cash and $7.5 million in cash and/or shares of common stock, with the exact number of cash and/or common stock to be determined at the Company’s option; (c) the estimated fair value of an earn-out arrangement based on IMW achieving certain minimum amounts of adjusted gross profit (capped at $40 million); (d) amount represents a holdback payment that will be released to the Sellers once the Chinese regulatory authorities approve the transfer of IMW Compressors (Shanghai) Co., Ltd. to the Company.

(ii)  Deferred Development Costs

U.S. generally accepted accounting principles requires development costs to be charged to expense as incurred. Under Canadian generally accepted accounting principles, development costs are deferred when certain criteria are met, and are amortized over the estimated period of production. This amount represents the adjustment required to conform to US generally accepted accounting principles.

(iii) Goodwill

The estimated total purchase price of the acquisition is based on the price of $130.0 million for the net assets of IMW. The total transaction value was allocated to IMW’s assets and liabilities on a fair value basis and resulted in goodwill of approximately $44.8 million.

(iv) Identifiable Intangible Assets

Amount represents the pro forma adjustments to record the estimated fair values of IMW’s identifiable intangible assets relating to technology, trade names, certain customer relationships, or other intangible assets acquired as a result of the acquisition based on preliminary estimates. The fair values and asset lives of these assets are subject to adjustments upon completion of the Company’s valuations.

(v) Total Stockholders’ Equity

Amount represents the pro forma adjustments to eliminate the historical stockholders’ equity of IMW.

(vi) Assets & Liabilities Not Purchased and Elimination of Intercompany Transactions

Amounts represent adjustments to assets & liabilities not purchased by the Company and elimination of intercompany sales transactions.

Clean Energy Fuels Corp. and Subsidiaries

Unaudited Pro Forma Condensed Statement of Operations

For the Six Months Ended June 30, 2010

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Clean Energy	IMW	Adjustments		Combined
Revenue:
Product revenues	$73,706	$20,877	$(529)	(v)	$94,054
Service revenues	9,317	5,157	—		14,474
Total revenues	83,023	26,034	(529)		108,528

Operating expenses:
Cost of sales:
Product cost of sales	54,188	19,005	(275)	(v)	72,918
Service cost of sales	3,986	3,779	—		7,765
Selling, general and administrative	28,527	4,119	(504)	(ii)	32,142
Depreciation and amortization	10,061	347	2,763	(i)	13,171
Derivative loss on Series I warrant valuation	1,989	—	—		1,989
Total operating expenses	98,751	27,250	1,984		127,985
Operating loss	(15,728)	(1,216)	(2,513)		(19,457)
Interest income (expense), net	87	(147)	(78)	(iii)	(138)
Other income, net	5	325	—		330
Income from equity method investments	105	—	—		105
Loss before income taxes	(15,531)	(1,038)	(2,591)		(19,160)
Income tax benefit (expense)	1,127	119	882	(iv)	2,128
Net loss	(14,404)	(919)	(1,709)		(17,032)
Income attributable to noncontrolling interest	(67)	—	—		(67)
Net loss	$(14,471)	$(919)	$(1,709)		$(17,099)

Loss per share:
Basic	$(0.24)			(vi)	$(0.27)
Diluted	$(0.24)			(vi)	$(0.27)

Weighted average common shares outstanding:
Basic	60,494,148			(vi)	64,511,557
Diluted	60,494,148			(vi)	64,511,557

See accompanying notes to unaudited pro forma condensed combined financial statements.

Clean Energy Fuels Corp. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2009

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Clean Energy	IMW	Adjustments		Combined
Revenue:
Product revenues	$116,635	$28,145	$(868)	(v)	$143,912
Service revenues	14,868	8,177	—		23,045
Total revenues	131,503	36,322	(868)		166,957

Operating expenses:
Cost of sales:
Product cost of sales	76,766	25,774	(605)	(v)	101,935
Service cost of sales	6,155	5,410	—		11,565
Selling, general and administrative	47,509	6,589	(152)	(ii)	53,946
Depreciation and amortization	16,992	559	5,617	(i)	23,168
Derivative loss on Series I warrant valuation	17,367	—	—		17,367
Total operating expenses	164,789	38,332	4,860		207,981
Operating loss	(33,286)	(2,010)	(5,728)		(41,024)
Interest expense, net	(32)	(293)	(156)	(iii)	(481)
Other income (expense), net	(310)	1,794	—		1,484
Income from equity method investments	244	—	—		244
Loss before income taxes	(33,384)	(509)	(5,884)		(39,777)
Income tax benefit (expense)	(304)	75	1,734	(iv)	1,505
Net loss	(33,688)	(434)	(4,150)		(38,272)
Loss attributable to noncontrolling interest	439	—	—		439
Net loss	$(33,249)	$(434)	$(4,150)		$(37,833)

Loss per share:
Basic	$(0.60)			(vi)	$(0.64)
Diluted	$(0.60)			(vi)	$(0.64)

Weighted average common shares outstanding:
Basic	55,021,961			(vi)	59,039,370
Diluted	55,021,961			(vi)	59,039,370

See accompanying notes to unaudited pro forma condensed combined financial statements.

Clean Energy Fuels Corp.

Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Registrant, without audit, pursuant to the rules and regulation of the Securities and Exchange Commission. The Registrant believes that the disclosures are adequate to make the information not misleading. The Registrant remeasured IMW’s statements of operations for the six months ended June 30, 2010 and the year ended December 31, 2009 at the average exchange rates over the respective periods.

Note 2 — Pro Forma Adjustments

(i)  Amortization and Development Costs

To reflect the pro forma effect on amortization expense of IMW’s identifiable intangible assets to their estimated fair values at the date of the acquisition. The amount of this adjustment may change as the values and asset lives of the underlying asset valuations are finalized.

U.S. generally accepted accounting principles requires development costs to be charged to expense as incurred. Under Canadian generally accepted accounting principles, development costs are deferred when certain criteria are met, and are amortized over the estimated period of production. This amount represents the adjustment required to conform to US generally accepted accounting principles for the respective periods presented.

(ii) Selling General and Administrative

Amounts adjust for related party management fees, non recurring acquisition related costs and deferred development costs for the six month period ended June 30, 2010.

Amounts adjust for related party management fees and deferred development costs for the twelve month period ended December 31, 2009.

(iii)  Interest Income (Expense), Net

Adjustment to record reduction in estimated interest income earned for the six months ended June 30, 2010 and the year ended December 31, 2009 on cash and cash equivalents as a result of paying the upfront cash consideration at closing of the acquisition.

(iv) Income Tax Provision

To record the income tax benefit of the net pro forma adjustments at IMW’s Canadian Federal and Provincial statutory rates of 29.5%.

Tax expense related to the Company’s net pro forma adjustments for US tax purposes was not recorded as the Company is in a taxable loss position for US tax purposes and the Company has provided a full valuation allowance against its net US deferred tax assets.

(v)  Intercompany Transactions

Amounts represent intercompany transactions eliminated for the respective periods presented.

(vi)  Earnings per Share

The following table summarizes the computation of the unaudited pro forma combined weighted-average basic shares outstanding and weighted-average dilutive shares outstanding.  These two amounts are used in the calculation of loss per share.

Six Months Ended
June 30, 2010
Historical Registrant weighted-average basic and dilutive shares outstanding	60,494
Shares issued at closing of acquisition	4,017
Weighted-average basic and dilutive shares outstanding	64,511

Year Ended
December 31, 2009
Historical Registrant weighted-average basic and dilutive shares outstanding	55,022
Shares issued at closing of acquisition	4,017
Weighted-average basic and dilutive shares outstanding	59,039

The following table recalculates basic and diluted loss per share.

Six Months Ended
June 30, 2010
Numerator
Net loss	$(17,099)
Denominator
Weighted-average basic and dilutive shares outstanding	64,511
Loss per share:
Basic	$(0.27)
Diluted	$(0.27)

Year Ended
December 31, 2009
Numerator
Net loss	$(37,833)
Denominator
Weighted-average basic and dilutive shares outstanding	59,039
Loss per share:
Basic	$(0.64)
Diluted	$(0.64)